News Release

Investor Contacts:

Tirth Patel

Edison Advisors

T: 646-653-7035

tpatel@edisongroup.com

MagneGas Generates $0.9 Million in Sales for August

Sales Increase of 95% Compared to Prior Year

TAMPA, FL – September 13, 2018 – MagneGas Corporation (“MagneGas” or the “Company”) (NASDAQ: MNGA), a leading clean technology company in the renewable resources and environmental solutions industries, announced today that the Company generated sales of $0.9 million for the month of August, as compared to $0.46 million in August 2017, representing a 95% increase. The sales growth resulted from MagneGas’ expansion into California, Texas and Louisiana through its three acquisitions made earlier in 2018.

The rapid sales growth in August 2018 was primarily driven by improved sales in California, particularly in the cannabis sector and among the greater agricultural client base at the Company’s northern California operations managed under the Trico Welding Supplies brand. The Company also experienced solid growth in the San Diego market, where operations are managed under the Complete Welding brand. In that market, the overall access to large maritime and port-related clients around Coronado Island continues to show strength. The Texas and Florida markets remain largely unchanged.

“Our sales team continues to make excellent progress in the markets we serve,” commented Ermanno Santilli, Chief Executive Officer of MagneGas. “Our combined team in California in particular is driving strong sales numbers have done an excellent job penetrating the rapidly growing local cannabis markets., Expanding not only broadly, but also deeply into local industries, like we have in California, is an example of how we’re maximizing the impact of our acquisition strategy by creating that synergies that accelerate sales growth.”

Santilli continued, “As we move past the summer, we expect our sales growth to be more consistent and scaled in all the markets we serve. We have been adding new customers to our Texas tram that are transitioning away from prior supply agreements and moving to Green Arc as their primary partners for industrial gas and welding supplies. Lastly, we are increasingly bullish that with the addition of our industrial gas fill plant installation, our legacy Florida operations can continue to scale in the coming quarters.”

“We continue to make consistent progress is our sales growth objectives,” commented Scott Mahoney, Chief Financial Officer of MagneGas. “We are executing well, and preparing to deploy additional resources in our best target markets heading into the seasonally busier part of the year. We remain confident that our growth strategy is delivering sound, sustainable growth for long term success.”

About MagneGas Corporation

MagneGas Corporation (MNGA) owns a patented process that converts various renewables and liquid wastes into MagneGas® fuels. These fuels can be used as an alternative to natural gas or for metal cutting. The Company’s testing has shown that its metal cutting fuel “MagneGas2®” is faster, cleaner and more productive than other alternatives on the market. It is also cost effective and safe to use with little changeover costs. The Company currently sells MagneGas2® into the metal working market as a replacement to acetylene.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications. For more information on MagneGas, please visit the Company’s website at http://www.MagneGas.com.

The Company distributes MagneGas2® through Independent Distributors in the U.S and through its wholly owned distributors, ESSI, Green Arc Supply, Trico Welding Supply and Complete Welding of San Diego. ESSI has 3 locations in Florida, Green Arc 2 locations in Texas and one location in Louisiana, Trico has two locations in northern California, and Complete Welding has one location in southern California. For more information on ESSI, please visit the company’s website at http://www.weldingsupplytampa.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.